Exhibit 10.8

AMENDMENT NO. 1 TO

MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT (this “Amendment”) is made and entered into, effective as of November 12, 2015, by and between Comprehensive Health Services, Inc., a Maryland corporation (the “Company”), and James Van Dusen (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Management Agreement (as defined below).

WHEREAS, the Company and Executive are parties to that certain Management Agreement, dated October 7, 2013 (the “Management Agreement”); and

WHEREAS, the parties desire to amend the Management Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.        Amendment of Section 2(e). Section 2(e) of the Management Agreement is hereby deleted in its entirety.

Section 2.        Amendment of Section 4(b)(i). The success bonus in Section 4(b)(i) of the Management Agreement is hereby increased to the sum of $200,000.

Section 3.        Addition of Section 13(k). The following is hereby added as Section 13(k) of the Management Agreement:

(k)        The Company may withhold from any benefits payable under this Agreement all taxes that the Company reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is Executive’s obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required.

Section 4.        Termination. This Amendment shall terminate and be of no further effect if the closing of a Change of Control is not completed within six (6) months after the date of this Amendment.

Section 5.        Incorporation by Reference. The provisions of Section 13 of the Management Agreement are hereby incorporated by reference.

Section 6.        Modification. Except as specifically amended or supplemented hereby, the Management Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed. This Amendment may not be modified except by written agreement of the parties.

Section 7.        Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and all counterparts executed by the parties together shall constitute one and the same Amendment. Facsimile or other electronic signatures on this Amendment may be accepted in lieu of the original signatures.

{Signatures on following page.}

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”), dated as of the 7th day of October, 2013, is entered into among Comprehensive Health Service, Inc., a Maryland Corporation (‘‘CHSi’’ or the “Company”) and James VanDusen (the “Executive’’).

CHSi and Executive desire to enter into an agreement relating to Executive’s employment by the Company

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement.

a.        Position and Duties. During the Employment Period as defined below, Executive shall serve as the Chief Financial Officer of CHSi and in such capacity shall have the duties, responsibilities and authority as defined by, or pursuant to authority delegated by the Board of Directors of the Company (the “Board”). Executive shall report to the Chief Executive Officer of the Company or his designee and Executive shall devote substantially all of his business time and attention (except for permitted vacation periods and periods of illness or incapacity) to the business and affairs of the Company and its Subsidiaries. Company and Executive agree that Executive’s duties shall primarily be rendered by Executive at CHSi’s office in Reston VA. Executive understands that the position will require frequent travel to CHSi’s office in Cape Canaveral, Florida and/or other office locations which CHSi may open in the future.

b.        Term. The Executive’s employment pursuant to this Agreement shall commence as of the date hereof or such other commencement date as the parties mutually agree and continue for at the will of both the Executive and CHSi until Executive’s termination or resignation (the “Employment Period”)

2.        Compensation, Benefits and Related Matters.

a.        Base Salary. During the Employment Period, Executive’s initial base salary shall be $250,000.00 per year or such other amount as may be established from time to time by the Board (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary income tax withholding.

b.        Performance-Based Bonus. During the Executive’s employment with the Company pursuant to this Agreement, the Executive shall be eligible to receive a bonus following the end of each fiscal year in accordance with the performance-based bonus plans established by the Board for senior executive officers from time to time after taking into account the performance of the Company and the Executive and such other facts and circumstances as the Board may deem appropriate to consider.

c.        Expenses. During the Executive’s employment with the Company pursuant to this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including, without limitation, all expenses for travel, all living expenses while away from home on business or at the request of and in the service of the Company, and all reasonable entertainment expenses incurred in accord with. The Company shall further pay or reimburse all reasonable continuing education costs required to maintain any certifications or licenses held by the Executive.

d.        Benefits. During the Executive’s employment with the Company pursuant to this Agreement, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements generally provided from time to time to senior executive officers of the Company. The Company may initiate, change and discontinue any such plan or arrangement at any time. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any amounts payable to the Executive pursuant to this Section.

e.        Executive’s Acquisition of an Equity Interest. After one year from the effective date of this Agreement, the Executive will be eligible to be considered by the Board of Directors (the “Board”) of the Company’s parent corporation, Comprehensive Health Holdings, Inc. (“CHHI”) to be accorded the option to purchase a small number of shares in CHHI, in the quantity and under such terms and conditions as the Board in its sole discretion deems advisable, and at a fair price for such shares as determined by the Board.

3.        Termination.

a.        The Executive’s employment with the Company may be terminated by the Company at any time for Cause or without Cause as defined herein. The Executive’s employment with the Company shall be terminated immediately upon the death of the Executive and in such an event shall be deemed a termination without Cause by the Company. The Executive’s employment with the Company may be terminated at any time by the Executive.

b.        Any purported termination of the Executive’s employment by the Company or the Executive (other than by reason of death) shall be communicated by written notice of termination from one party hereto to the other setting forth the final date of employment (“Date of Termination.”)

4.        Change of Control and Severance Payments.

a.        The Company shall pay the Executive the payments and benefits set forth in this Section upon any termination of the Executive’s employment unless such termination is by the Company for Cause or voluntarily by the Executive:

(i)        The Company shall pay as severance pay to the Executive for a six (6) month period after the Date of Termination the Executive’s Base Salary at the highest rate in effect prior to the Date of Termination in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally.

(ii)        In the event the Company terminates the Executive’s employment without Cause during the time period commencing with a written agreement for a Change of Control (which transaction is ultimately consummated), and ending at or about the time of closing of the transaction or any agreed transition period of three months or less, the Company shall pay the severance payment described in clause (i) above in a lump sum within five (5) days of the Date of Termination unless the Executive provides the Company prior written notice declining such lump sum payment in favor of payment in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally.

b.        In the event that during the Term of this Agreement, there takes place a Change of Control of the Company

(i)        the Company shall pay to the Executive as a success bonus, the additional sum of $150,000,00, provided that the Executive makes a good faith commitment at or about the time of transaction negotiations to remain employed in the same or similar position with the Company or a successor entity for a period of up to two years following closing of the transaction.

(ii)        In the event that the Executive remains employed by the Company or a successor entity following closing of a Change of Control transaction as set forth in section 4b(i) hereof, and the Executive is termination within the period set forth in section 4b(i) without Cause by the Company or the successor entity, the Company shall pay to the Executive the sum of $100,000 additional compensation.

c.        Notwithstanding the above, the severance benefits due to the Executive under this paragraph shall be due if employment is terminated by the Executive for Good Reason, defined as a material breach which is not cured after thirty (30) days after written notice or five (5) days after written notice for a monetary default.

5.        Compensation Other than Severance Payments. If the Executive’s employment shall be terminated by him or the Company for any reason, the Company shall pay the Executive’s normal post-termination compensation and benefits under, and in accordance with, the Company’s retirement, insurance and other compensation or benefit plans or programs during such period. in accord with the Company’s policies and the provisions of any such compensation or benefit plans or programs, provided that the Company other than for a termination for Cause, shall pay to the Executive or for his benefit, one year of medical insurance benefits equivalent to the employer cost at the time of termination, or the purchase of such coverage, whichever is less.

6.        Definitions.

“Cause” shall include the following:

a.        A good faith finding by the Board that Executive has committed (i) a felony, (ii) to the extent it could reasonably be considered to compromise the best interests of the Company or any of its Subsidiaries or render Executive unfit or unable to perform its services and duties hereunder, a misdemeanor (excluding traffic violations), or (iii) any other act or omission involving dishonesty, disloyalty or fraud with respect to the LLC or any of its Subsidiaries or any of their customers or suppliers;

b.        The continued failure by Executive to perform its duties in all material respects for the Company or any of its Subsidiaries continuing for a period of 45 days following a demand for such performance by the Board or a material breach by Executive of its obligations under this Agreement continuing uncured (if curable) for a period of 45 days following notice from the Board, which demand or notice shall identify in reasonable detail the manner that Executive has not performed its duties or has breached its obligations (as applicable) and given Executive an opportunity to respond. The foregoing shall not be construed to include Executive’s failure to achieve financial or operating objectives and goals established by the Board; or

c.        A good faith finding by the Board that Executive engaged in (i) misconduct materially injurious to the Company or any of its Subsidiaries or their reputation or (ii) gross negligence or willful misconduct which has a material adverse effect with respect to the Company or any of its Subsidiaries.

Change of Control. A “Change of Control” shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger hold more than fifty percent (50%) of the voting power of the surviving corporation immediately after the merger. or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company.

Existing Contract. An “Existing Contract” shall be any contract to which CHSi or any Subsidiary is a party during the term of this Agreement where CHSi or any Subsidiary performs services to or for any commercial or governmental entity, whether federal, state or local, either directly as a prime contractor or indirectly as a first tier or lower subcontractor.

Subsidiary. “Subsidiary” shall mean any corporation or limited liability company of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors or managers directly or through one or more subsidiaries.

7.        Indemnification.

a.        Indemnification by Executive. [Intentionally Omitted]

b.        Indemnification by Company. Company shall defend, indemnity, and hold Executive harmless from all Claims arising from any third party Claims arising out of the Company’s business and activities and/or Executive’s performance of his services hereunder, unless such Claims were caused or contributed to as the result of a breach by Executive hereunder, or by Executive’s intentionally tortious or negligent conduct, or Executive’s activities outside the scope of this Agreement.

c        Procedure. Any person or entity seeking indemnification pursuant to this Section (the “Indemnitee”) party will give written notice, within ten (10) business days from receipt of notice of any Claim, to the Party from whom indemnification is sought (the “Indemnitor”). The Indemnitee will give the Indemnitor a reasonable opportunity to defend or compromise and settle any such Claim with its own counsel. The Indemnitee will make available to Indemnitor such information and assistance as Indemnitor may reasonably request in connection with the defense or settlement of any such Claim. The indemnities set forth in these sections will include amounts paid in settlement; provided, however, that no such settlement will be entered into without the Indemnitee’s consent, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Indemnitee may, in accordance with the provisions of this Section, participate in the defense of any such Claim at its own expense.

d.        Cooperation Between the Parties: The indemnified party shall cooperate fully with the indemnifying party and shall perform such other acts and deeds consistent with this Agreement as may be reasonably necessary and prudent and requested by the indemnifying party in the performance of the indemnified party’s obligations to defend and/or indemnify hereunder.

8.        Inventions and Patents. Executive hereby assigns to the Company all right, title, and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that arc conceived, reduced to practice, developed or made by Executive while employed by the Company provided that that they (i) relate directly to the Company’s business, research, development products, or services; or (ii) are conceived, reduced to practice, developed or made using any material equipment, supplies, facilities, assets, or resources of the Company (including but not limited to any intellectual property rights of the Company) (“Assigned Work Product”). Executive shall promptly disclose such Assigned Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney, applications and other instruments). Any creations that constitute Assigned Work Product that are protectable by copyright shall each be deemed a “work made for hire” or, if not for any reason, shall be deemed transferred and assigned completely and exclusively to the Company.

9.          Treatment of Comprehensive Health Services, Inc. Business Information. Executive acknowledges that, as a result of Executive’s employment by CHSi, Executive shall or may be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as CHSi’ trade secrets, systems programs (including, without limitation, CHSi’ computer software programs), procedures, manuals, confidential reports and communications and lists of actual or potential customers and clients (collectively, the “Confidential Information”). Executive covenants and agrees that Executive shall not, except with the prior written consent of CHSi or except if Executive is acting as an executive of CHSi solely for the benefit of CHSi in connection with CHSi business and in accordance with CHSi business practices and Executive policies, at any time during or following the term of Executive’s employment by CHSi, directly or indirectly, disclose, divulge, reveal, report. publish, transfer or use, for any purpose whatsoever, Confidential Information which has been obtained or disclosed to Executive as a result of Executive’s employment by CHSi. Notwithstanding the foregoing, Confidential Information shall not include any such information that (a) was publicly known or made generally available prior to the time of disclosure by CHSi to Executive: (b) becomes publicly known or made generally available after disclosure by CHSi to Executive through no wrongful action or omission by Executive; or (c) was in Executive’s rightful possession at the time of disclosure by Company, as shown by Executive’s contemporaneous written records.

10.          Covenant Not to Hire Employees or Contractors. Executive understands and agrees that the employees and independent contractors of CHSi are an integral part of its business and that it is extremely important for CHSi to use its maximum efforts to prevent CHSi from losing such Employees or contractors. It is therefore understood and agreed by the parties, that, because of the nature of the business of CHSi, it is necessary to afford fair protection to CHSi from the loss of any such Employees or contractors. Consequently, Executive covenants and agrees that, for the period commencing on the date of Executive’s termination of his employment for any reason whatsoever and ending one (I) year after Executive’s termination of employment with CHSi or until the recompete of any Existing Contract held by CHSi during the term of this

Agreement, whichever is later, Executive shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee or contractor of CHSi at any time during the one (1) year period prior to the date of Executive’s termination of employment with CHSi, whether for or on behalf of Executive or for any entity in which Executive shall have a direct or indirect interest (or any subsidiary of affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, Employee, servant, agent, representative or otherwise.

11.        Covenants of Non-Interference. Executive agrees that he shall not, without first obtaining the written consent of the Chief Executive Officer of CHSi during his employment for any reason whatsoever, for the period commencing on the date of Executive’s termination of his employment for any reason whatsoever and ending one (1) year after Executive’s termination of employment with CHSi or until the recompete of any Existing Contract held by CHSi during the term of this Agreement, whichever is later, solicit orders for services or perform services for Executive’s own account or for the account of others which are similar to services performed for or by CHSi, from or for any person or entity which was a client, customer, contractor or subcontractor of CHSi, or which CHSi was actively soliciting to be a client, customer, contractor or subcontractor during the twelve (12) month period preceding that date upon which Executive left the employ of CHSi. Executive further agrees that he shall not, during his employment and for the further period commencing on the date of Executive’s termination of his employment for any reason whatsoever and ending one (1) year after Executive’s termination of employment with CHSi or the recompete of an Existing Contract, whichever is later, request or urge any existing or potential client, customer, contractor, or subcontractor of CHSi to discontinue, in whole or in part, business, or not to do business, with CHSi. Executive further agrees that, during the period of his employment and for the further period commencing on the date of Executive’s termination of his employment for any reason whatsoever and ending one (1) year after Executive’s termination of employment with CHSi or the recompete of any Existing Contract, whichever is later, the Executive will not in any way interfere with the relationship between CHSi and any employee, customer, client or other business relation, and will not at any time disparage or make negative statements or communications about CHSi.

12.        Enforcement. Because Executive’s services are unique and because he has access to Confidential Information the Parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

13.        General Provisions

(a)        This Agreement shall be governed by the laws of the State of Maryland. This Agreement shall inure to the benefit of the parties and their successors, assigns, agents, officers, directors and employees, but shall not be assignable by Representative.

(b)        No provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

(c)        Delay or failure to enforce any provision of this Agreement shall not be deemed a waiver. Each provision of this Agreement shall he deemed distinct and severable and the invalidity of any provision herein shall not affect the validity of any other provision. In the event that any provision herein is in conflict with any applicable federal or state law, that provision shall be deemed modified to comply with the applicable law, but shall otherwise be of full force and effect.

(d)        Any and all remedies hereunder shall be deemed cumulative and not exclusive and exercise of one or more remedies hereunder shall not preclude exercise of any other remedies whether at law or in equity.

(e)        This Agreement may only be modified by a written agreement, duly signed by a person authorized to sign agreements on behalf of each party.

(f)        All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by email, fax or hand-delivery, with a copy thereafter mailed with postage thereon prepaid, addressed to the party for whom it is intended at its or her respective address. Such addresses may be changed by written notice pursuant to and in accordance with this paragraph (f).

(g)        Any provisions of this Agreement which by its terms extends beyond the termination of this Agreement shall survive such termination.

(h)        The section headings in the Agreement are inserted for convenience and reference only and are not to be used in construing or interpreting any of the provisions of this Agreement.

(i)        Neither party shall be liable to the other for incidental, consequential, indirect, exemplary or punitive damages of any kind under any theory, whether sounding in contract, tort or otherwise.

(j)        This Agreement has not been induced by any promises, inducements, statements or warranties other than those contained herein. Each party disclaims reliance upon any promises, representations or statements not set forth in this Agreement. The parties each agree that this Agreement is the complete and exclusive Agreement between them which superseded any proposal or prior agreement, oral or written, and any other communications between the parties relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPREHENSIVE HEALTH SERVICES, INC.

By:	/s/ Edie Freeman
Its:	Senior Director, HR

EXECUTIVE: JAMES VAN DUSEN

By:	/s/ James Van Dusen